Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form F-1, Amendment No. 4 (File No. 333-265756) of our report dated March 3, 2022 (except Notes 1(b), 12, 17, 19 and 20, as to which the date is July 26, 2022), related to the consolidated financial statements of Intchains Group Limited as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021, which appears in this Registration Statement of Intchains Group Limited. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Mazars USA LLP

New York, New York

September 14, 2022